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Shareholder Notice No. 2011-04

Subject: Repurchase of Subclass B1 Membership Excess Capital Stock and Subclass B2 Activity-based Excess Capital Stock

Dated: August 3, 2011

The Bank will repurchase up to $600 million of Subclass B1 Membership excess capital stock and Subclass B2 Activity-based excess capital stock on August 31, 2011 (the Repurchase Date). The amount of excess stock to be repurchased from any shareholder will be based on the shareholder's total excess capital stock as of August 24, 2011.1

If a shareholder had no excess stock on August 24, 2011, or has no excess stock on the Repurchase Date, the Bank will not repurchase any excess stock from that shareholder on the Repurchase Date. Shareholders with excess stock on the Repurchase Date may not opt out of the repurchase.

The Bank will credit the proceeds from the repurchase of any excess stock to each shareholder's daily investment account at the close of business on August 31, 2011. Funds will be available on the next business day. The repurchase of excess capital stock is subject to the Bank continuing to meet all applicable statutory and regulatory conditions for an excess stock repurchase and all other conditions provided in the Bank's Capital Plan.

For questions about the excess stock repurchase, please call the Funding Desk at 800.536.9650, extension 8011.

1 The Bank will use the following allocation methodology to determine the amount of excess stock to repurchase from each shareholder:

  Determine the amount of total B1 and B2 excess stock outstanding to all shareholders, including mandatorily redeemable capital stock, as of August 24, 2011
  Divide the maximum amount to be repurchased ($600 million) by total B1 and B2 excess stock outstanding (mentioned above) to determine each shareholder's percentage share of the repurchase amount
  Apply the percentage to each shareholder's total B1 and B2 excess stock as of August 24, 2011, to determine the shareholder's allocated amount to be repurchased
  Repurchase Subclass B1 excess stock equal to the lesser of the shareholder's allocated Subclass B1 amount or its August 24, 2011, Subclass B1 excess stock amount, not to exceed the amount of such shareholder's Subclass B1 excess stock on the Repurchase Date
  Repurchase Subclass B2 excess stock equal to the lesser of the shareholder's allocated Subclass B2 amount or its August 24, 2011, Subclass B2 excess stock amount, not to exceed the amount of such shareholder's Subclass B2 excess stock on the Repurchase Date